
           FINANCIAL
          HIGHLIGHTS
(IN THOUSANDS EXCEPT                                          January 31
       WHERE NOTED*)               1995           1994           1993           1992           1991
Net sales                       $183,365       $141,325       $148,435       $153,480       $169,965
Net income                      $ 12,250       $  3,885(1)    $  7,695       $  7,205       $  9,805
Per common share**
  Net income*                   $   1.02       $    .32(1)    $    .64       $    .60       $    .82
  Book value*                   $   7.37       $   6.47       $   6.55       $   6.44       $   6.38

Working capital                 $ 40,821       $ 37,337       $ 38,175       $ 35,783       $ 31,675
Expenditures for property,
 plant and equipment            $ 21,921       $  8,126       $  7,772       $  5,659       $  9,426
Total assets                    $137,109       $106,571       $104,987       $110,326       $118,662
Long-term debt                  $  7,809       $    682       $  1,228       $  1,915       $  2,729
Shareholders' equity            $ 88,538       $ 77,751       $ 78,650       $ 77,323       $ 76,589
Number of employees*                 993            838            863            875          1,060


(1) Includes $1,980 or $.17 per share charge related to cumulative effect of accounting change.

** Per share amounts have been restated to reflect a 100% stock dividend declared in February 1995.


1
  ------------------------------------------------------------------------------


                                                CASCADE CORPORATION & SUBSIDIARY COMPANIES
- ------------------------------------------------------------------------------------------
     CONSOLIDATED
     STATEMENT OF
         INCOME &
RETAINED EARNINGS

                                                             Year Ended January 31
                                                       1995           1994           1993
                                                            (Dollars in Thousands)
Net Sales                                           $183,365       $141,325       $148,435
                                                    --------       --------       --------
Operating expenses:
     Cost of goods sold                              118,430         91,830         95,365
     Depreciation                                      8,100          7,555          8,045
     Selling and administrative expenses              35,085         30,565         30,870
                                                    --------       --------       --------
                                                     161,615        129,950        134,280
                                                    --------       --------       --------

Operating Income                                      21,750         11,375         14,155

Interest expense                                         335            475            885
Interest income                                         (535)          (435)          (385)
Other expense, net (Note 10)                           3,315          2,365          1,810
                                                    --------       --------       --------
Income before income taxes and
  cumulative effect of accounting change              18,635          8,970         11,845
Income taxes (Note 4)                                  6,385          3,105          4,150
                                                    --------       --------       --------

Income before cumulative effect of
  accounting change                                   12,250          5,865          7,695

Cumulative effect of accounting change
  net of taxes of $1,020 (Note 7)                                     1,980

                                                    --------       --------       --------
Net Income                                            12,250          3,885          7,695

Retained earnings, beginning of year                  75,262         74,980         71,488
Dividends ($.375, $.30 and $.35 per share)            (4,504)        (3,603)        (4,203)
Stock distribution                                    (3,098)
                                                    --------       --------       --------
Retained earnings, end of year                      $ 79,910       $ 75,262       $ 74,980
                                                    --------       --------       --------
                                                    --------       --------       --------
Income per share before cumulative effect
  of accounting change*                             $   1.02       $    .49       $    .64
                                                    --------       --------       --------
                                                    --------       --------       --------

Net Income per share*                               $   1.02       $    .32       $    .64
                                                    --------       --------       --------
                                                    --------       --------       --------
Per share figures have been restated on pages 8
through 17 to reflect a 100% stock dividend
declared in February 1995, and accounted for as a
stock split.

*Based on 12,009,904 common shares outstanding


The accompanying notes to consolidated financial statements are an integral part of this statement.

8
  ------------------------------------------------------------------------------


                                                CASCADE CORPORATION & SUBSIDIARY COMPANIES
- ------------------------------------------------------------------------------------------
 CONSOLIDATED
BALANCE SHEET

                                                                         January 31
ASSETS                                                                1995           1994
                                                                    (Dollars in Thousands)
Current assets:
     Cash and cash equivalents                                     $ 17,203       $ 12,617
     Accounts receivable, less allowance for doubtful accounts
       of $265 and $381                                              35,277         24,853
     Inventories, at average cost which is lower than market:
          Finished goods and components                              13,934         13,127
          Goods in process                                            3,148          3,004
          Raw materials                                               3,985          3,003
                                                                   --------       --------
                                                                     21,067         19,134
     Income taxes (Note 4)                                              151            904
     Prepaid expenses                                                   919          1,176
                                                                   --------       --------
          Total current assets                                       74,617         58,684

Property, plant and equipment,
  at cost less accumulated depreciation (Notes 2 and 3)              60,607         46,224
Other assets                                                          1,885          1,663
                                                                   --------       --------
          Total assets                                             $137,109       $106,571
                                                                   --------       --------
                                                                   --------       --------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Notes payable to banks (Note 3)                               $  5,812       $  3,365
     Current portion of long-term debt (Note 3)                         243            146
     Accounts payable                                                16,149          9,591
     Accrued payroll and payroll taxes                                4,227          3,143
     Other accrued expenses                                           7,365          5,102
                                                                   --------       --------
          Total current liabilities                                  33,796         21,347

Long-term debt (Note 3)                                               7,809            682
Deferred income taxes (Note 4)                                        4,058          3,917
Other liabilities (Note 7)                                            2,908          2,874
                                                                   --------       --------
          Total liabilities                                          48,571         28,820
                                                                   --------       --------
Shareholders' equity (Note 5):
     Common stock, $.50 par value, authorized
       20,000,000 shares--issued 12,391,408 shares                    6,196          3,098
     Additional paid-in capital                                       2,045          2,045
     Retained earnings                                               79,910         75,262
     Cumulative foreign currency translation adjustments              1,073         (1,968)
     Treasury stock, at cost--381,504 shares                           (686)          (686)
                                                                   --------       --------
          Total shareholders' equity                                 88,538         77,751
                                                                   --------       --------
          Total liabilities and shareholders' equity               $137,109       $106,571
                                                                   --------       --------
                                                                   --------       --------

The accompanying notes to consolidated financial statements are an integral part of this statement.

9
  ------------------------------------------------------------------------------


                                                               CASCADE CORPORATION & SUBSIDIARY COMPANIES
- ---------------------------------------------------------------------------------------------------------
CONSOLIDATED
STATEMENT OF
  CASH FLOWS
                                                                           Year Ended January 31
                                                                      1995           1994           1993
                                                                           (Dollars in Thousands)
Cash flows from operating activities:
     Net income                                                     $12,250        $ 3,885         $7,695
     Adjustments to reconcile net income to net
       cash provided by operating activities:
          Depreciation                                                8,100          7,555          8,045
          Gain on sale of property, plant and equipment                (150)
          Deferred income taxes                                          (9)           (57)           319
          Cumulative effect of accounting change                                     1,980
     Changes in operating assets and liabilities:
          Accounts receivable                                       (10,424)        (1,364)           681
          Inventories                                                (1,933)         1,892          3,358
          Income taxes                                                  753           (480)        (2,115)
          Prepaid expenses                                              257           (233)            71
          Accounts payable and accrued expenses                       9,905          2,083         (2,193)
          Other liabilities                                              34           (126)
                                                                    -------        -------        -------
          Net cash provided by operating activities                  18,783         15,135         15,861
                                                                    -------        -------        -------

Cash flows from investing activities:
     Acquisition of property, plant and equipment                   (21,921)        (8,126)        (7,772)
     Proceeds from sale of property, plant and equipment              1,849
     Other assets                                                      (222)        (1,386)           (57)
                                                                    -------        -------        -------
          Net cash used in investing activities                     (20,294)        (9,512)        (7,829)
                                                                    -------        -------        -------

Cash flows from financing activities:
     Long-term debt, including current portion                        6,318           (959)          (665)
     Notes payable to banks                                           2,447           (379)        (2,178)
     Cash dividends paid                                             (4,504)        (3,603)        (4,203)
                                                                    -------        -------        -------
          Net cash provided (used) in financing activities            4,261         (4,941)        (7,046)
                                                                    -------        -------        -------

Effect of exchange rate changes                                       1,836           (418)        (1,078)
                                                                    -------        -------        -------

Increase (decrease) in cash and cash equivalents                      4,586            264            (92)

Cash and cash equivalents at beginning of year                       12,617         12,353         12,445
                                                                    -------        -------        -------

Cash and cash equivalents at end of year                            $17,203        $12,617        $12,353
                                                                    -------        -------        -------
                                                                    -------        -------        -------

Supplemental disclosure of cash flow information:
     Cash paid during the year for:
          Interest                                                  $   307        $   397        $   896
          Income taxes                                              $ 5,676        $ 3,536        $ 5,741


The accompanying notes to consolidated financial statements are an integral part of this statement.

10
   -----------------------------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
- --------------------------------------------------------------------------------
    NOTES TO
CONSOLIDATED
   FINANCIAL
  STATEMENTS

NOTE 1 - SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Intercompany balances and transactions have been eliminated.

Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line basis over the estimated useful lives of the respective assets.

In February 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

The Company translated the balance sheets of its foreign subsidiaries using fiscal year-end exchange rates. The statements of income are translated using the average exchange rates for the fiscal year. The effects of such translations are included in the shareholders' equity account "cumulative translation adjustments" as an increase of $3,041,000 for the year ended January 31, 1995 and decreases of $1,181,000 and $2,165,000 for the years ended January 31, 1994 and 1993 respectively. There are no foreign exchange restrictions which would have a material effect on the consolidated financial position or results of operations.


NOTE 2 - PROPERTY, PLANT AND EQUIPMENT

                                                                 January 31
                                                              1995        1994
                                                          (Dollars in Thousands)

Land                                                       $  3,775    $  3,901
Buildings                                                    31,760      18,649
Machinery and equipment                                      90,722      80,899
                                                           --------    --------
                                                            126,257     103,449
Accumulated depreciation                                    (65,650)    (57,225)
                                                           --------    --------
                                                           $ 60,607    $ 46,224
                                                           --------    --------
                                                           --------    --------


NOTE 3 - BORROWINGS


                                                                 January 31
                                                              1995        1994
                                                          (Dollars in Thousands)

  7.15%-10.0% mortgage notes, due annually through 1998    $    492    $    698
  5.75% mortgage note, due annually through 1999              7,317          --
                                                           --------    --------
     Secured by plant and equipment                        $  7,809    $    698
                                                           --------    --------
                                                           --------    --------

Maturities of long-term debt for the years January 31, 1996 through January 31, 2000 respectively are $243,000, $5,183,000, $1,014,000, $921,000, and $691,000.
Borrowing arrangements with commercial banks provided short-term lines of credit at January 31, 1995 totalling $18,000,000, of which $12,188,000 was unused. Average interest rates on short-term borrowings were 3.6% and 3.2% at January 31, 1995 and 1994, respectively.

11
   -----------------------------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
- --------------------------------------------------------------------------------
    NOTES TO
CONSOLIDATED
   FINANCIAL
  STATEMENTS

NOTE 4 - INCOME TAXES

                                                                       Year Ended January 31
                                                                 1995           1994           1993
                                                                       (Dollars in Thousands)

Income before taxes was as follows:
     United States                                             $12,925        $ 5,519        $ 7,021
     Foreign                                                     5,710            451          4,824
                                                               -------        -------        -------
                                                               $18,635        $ 5,970        $11,845
                                                               -------        -------        -------
                                                               -------        -------        -------

Taxes charged (credited) against operations were as
  follows:
     Current
       Federal                                                 $ 3,824        $ 1,598        $ 1,899
       State                                                       623            304            362
       Foreign                                                   2,319            418          1,687
                                                               -------        -------        -------
         Total                                                   6,766          2,320          3,948
                                                               -------        -------        -------

     Deferred
       Federal                                                    (274)          (178)           (98)
       State                                                       (44)           (34)           (19)
       Foreign                                                     (63)           (23)           319
                                                               -------        -------        -------
         Total                                                    (381)          (235)           202
                                                               -------        -------        -------
       Total income taxes                                      $ 6,385         $2,085        $ 4,150
                                                               -------        -------        -------
                                                               -------        -------        -------

The federal rate reconciles to the effective rate as
  follows:
     Federal statutory rate                                       35.0%          34.0%          34.0%
     State income taxes, net of federal tax benefits               2.0            2.4            1.9
     Effect of foreign tax rates                                   1.6            4.0            3.1
     Tax credits and other                                        (4.3)          (5.5)          (4.0)
                                                                -------        -------        -------
       Effective income tax rate                                  34.3%          34.9%          35.0%
                                                                -------        -------        -------
                                                                -------        -------        -------

                                                                           January 31
                                                                       1995          1994
                                                                     (Dollars in Thousands)
The deferred tax liabilities (assets) recorded on the
  consolidated balance sheet are comprised of
  the following:
     Accruals not deductible until paid                             $  (633)       $  (778)
     Other                                                             (103)          (172)
                                                                    -------        -------
     Current deferred income taxes                                  $  (736)       $  (950)
                                                                    -------        -------
                                                                    -------        -------

     Depreciation                                                   $ 4,999        $ 5,018
     Employee benefits                                                 (843)        (1,064)
     Other                                                              (98)           (37)
                                                                    -------        -------
     Noncurrent deferred income taxes                               $ 4,058        $ 3,917
                                                                    -------        -------
                                                                    -------        -------


12
   -----------------------------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
- --------------------------------------------------------------------------------
    NOTES TO
CONSOLIDATED
   FINANCIAL
  STATEMENTS

NOTE 5 - CAPITAL STOCK

There are 200,000 shares authorized of no par value preferred stock; none are outstanding.

NOTE 6 - BENEFIT PLANS

The Company has a defined benefit plan covering its U.S. employees. The benefits are based on years of service and average earnings over a specified five-year period of prior service. The Company's funding policy is to make annual contributions that are between the minimum amount required by the Employee Retirement Income Security Act and the maximum amount deductible under the current tax regulations. Substantially all plan assets are invested in government or corporate bonds.

Net pension cost, the plan's funded status and significant assumptions include the following:


                                                                   Year Ended January 31
                                                               1995         1994         1993
                                                                   (Dollars in Thousands)

Interest cost on projected benefit obligation                $   271      $   262      $   336
Actual return on assets                                           65         (132)        (144)
Net amortization and deferral                                    (96)          (2)         (95)
                                                             -------      -------      -------
Net periodic pension cost                                    $   240      $   128      $    97
                                                             -------      -------      -------
                                                             -------      -------      -------

Projected and accumulated vested benefit obligation
  for service rendered to date                               $(3,893)     $(4,234)     $(4,107)
Plan assets at fair value                                      3,053        2,603        2,750
                                                             -------      -------      -------
Projected benefit obligation in excess of plan assets           (840)      (1,631)      (1,357)
Unrecognized prior service cost                                  146          159          172
Unrecognized net loss                                          1,142        1,270          908
                                                             -------      -------      -------
Pension cost prepaid (accrued)                               $   448      $  (202)     $  (277)
                                                             -------      -------      -------
                                                             -------      -------      -------
Discount rate                                                  8 1/2%           7%       7 1/4%
Expected long-term rate of return                                  8%           7%           8%



In December, 1988, the Company amended the plan to limit benefits to those accrued through December 31, 1988. Also effective January 1, 1989, the Company instituted a defined contribution plan and a limited matching contribution program both pursuant to applicable provisions of the Internal Revenue Code and contributed $1,195,000, $933,000, and $885,000 for 1994, 1993 and 1992,
respectively.


13
   -----------------------------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
- --------------------------------------------------------------------------------
    NOTES TO
CONSOLIDATED
   FINANCIAL
  STATEMENTS

NOTE 7 - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides health care benefits for eligible retirees. The Company adopted during 1993, FAS NO. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The $3,000.000 obligation as of February 1, 1993 owed to retired employees and certain active employees has been recorded, and the Company is accruing the future costs of providing such benefits to eligible active employees during the years they render service.

A corresponding charge was recorded in 1993 as the cumulative effect of a change in an accounting principle. The net after-tax effect of this charge was $1,980,000.

The following table sets forth the plan's status reconciled with the amount included in the Consolidated Balance Sheets:

                                                               January 31
                                                            1995         1994
                                                         (Dollars in Thousands)

     Accumulated postretirement benefit obligation:
          Retirees                                        $(2,557)     $(2,953)
          Fully eligible active plan participants            (210)        (124)
          Other active plan participants                     (849)        (604)
                                                          -------      -------
                                                           (3,616)      (3,681)

     Plan assets at fair value                                 --           --
                                                          -------      -------

     Accumulated postretirement benefit obligation
       in excess of plan assets                            (3,616)      (3,681)
     Unrecognized net loss                                    708          807
                                                          -------      -------

                                                          $(2,908)     $(2,874)
                                                          -------      -------
                                                          -------      -------


The net periodic postretirement benefit costs are as follows:

                                                               January 31
                                                            1995         1994
                                                         (Dollars in Thousands)

     Service cost                                         $    56      $    39
     Internal cost                                            295          225
     Net amortization and deferral                             23           --
                                                          -------      -------
     Net periodic postretirement benefit cost             $   374      $   264
                                                          -------      -------
                                                          -------      -------


To estimate these costs, health care costs were assumed to increase at an annual rate of 11% after 1994 with the rate of increase declining ratably to 5% by 2001 and thereafter. The weighted average discount rate was assumed to be 8.5% and 6.25% for 1994 and 1993, respectively. If the cost trend rates were increased by one percentage point, the accumulated postretirement benefit obligation as of January 31, 1995 would increase by $403,000 and net periodic postretirement benefit cost would increase by $30,000.

Prior to 1993, the Company recognized health care benefits for retirees in the year the benefits were provided. For the year ended January 31, 1993 these benefits amounted to $270,000.

14
   -----------------------------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
- --------------------------------------------------------------------------------
    NOTES TO
CONSOLIDATED
   FINANCIAL
  STATEMENTS

NOTE 8 - INFORMATION ABOUT OPERATIONS

The Company is engaged in a single line of business; the design, manufacture and marketing of hydraulically actuated equipment used in materials handling applications. Sales to the largest single customer were 10.8%, 9.8% and 10.5% of consolidated sales during the years ended January 31, 1995, 1994 and 1993, respectively. Information about the Company's operations in different demographic areas is shown below:


                                                             Year ended January 31
                                                            (Dollars in Thousands)
                                         UNITED                                 ELIMINA-    CONSOLI-
                                         STATES        EUROPE       OTHER        ATIONS       DATED
                                        --------     --------     --------     --------     --------
1995
Sales to unaffiliated customers         $107,344      $53,737      $22,284     $            $183,365
Transfers between areas                   10,071          119        1,666      (11,856)
                                        --------     --------     --------     --------     --------
Total revenue                           $117,415      $53,856      $23,950     $(11,856)    $183,365
                                        --------     --------     --------     --------     --------
                                        --------     --------     --------     --------     --------
Net income                              $  8,798      $ 2,480      $   972                  $ 12,250
                                        --------     --------     --------                  --------
                                        --------     --------     --------                  --------
Identifiable assets                     $ 65,563      $53,210      $18,336                  $137,109
                                        --------     --------     --------                  --------
                                        --------     --------     --------                  --------
1994
Sales to unaffiliated customers         $ 80,454      $38,321      $22,550     $            $141,325
Transfers between areas                    9,163           80        1,307      (10,550)
                                        --------     --------     --------     --------     --------
Total revenue                           $ 89,617      $38,401      $23,857     $(10,550)    $141,325
                                        --------     --------     --------     --------     --------
                                        --------     --------     --------     --------     --------
Net income                              $  3,755      $  (689)     $   819                  $  3,885
                                        --------     --------     --------                  --------
                                        --------     --------     --------                  --------
Identifiable assets                     $ 54,902      $36,387      $15,282                  $106,571
                                        --------     --------     --------                  --------
                                        --------     --------     --------                  --------
1993
Sales to unaffiliated customers         $ 74,240      $50,955      $23,240     $            $148,435
Transfers between areas                   10,835          120          720      (11,675)
                                        --------     --------     --------     --------     --------
Total revenue                           $ 85,075      $51,075      $23,960     $(11,675)    $148,435
                                        --------     --------     --------     --------     --------
                                        --------     --------     --------     --------     --------
Net income                              $  4,876      $ 1,836      $   983                  $  7,695
                                        --------     --------     --------                  --------
                                        --------     --------     --------                  --------
Identifiable assets                     $ 52,593      $36,937      $15,457                  $104,987
                                        --------     --------     --------                  --------
                                        --------     --------     --------                  --------



NOTE 9 - COMMITMENTS AND CONTINGENCIES

The company leases certain of its facilities and equipment under noncancelable operating leases. The minimum rental commitments under these leases for the years ended January 31, 1996 through January 31, 2000 respectively are $638,000, $430,000, $174,000, $93,000 and $10,000. For the years ended January 31, 1995,
1994 and 1993 total rentals charged to expense amounted to $591,000, $556,000 and $611,000.

NOTE 10 - ENVIRONMENTAL MATTERS

The Company is engaged in environmental investigations and remediation efforts in its ordinary course of business. In the years ended January 31, 1995, 1994 and 1993, the Company incurred environmental expenses of approximately $2,400,000, $1,640,000 and $1,555,000 respectively, which have been reported in other expense. These expenses include response costs for environmental investigations, provisions for probable future costs, and expenses related to litigation.

15
   -----------------------------------------------------------------------------

                                      CASCADE CORPORATION & SUBSIDIARY COMPANIES
- --------------------------------------------------------------------------------
    NOTES TO
CONSOLIDATED
   FINANCIAL
  STATEMENTS

NOTE 10 - ENVIRONMENTAL MATTERS CONTINUED

Since future investigation and remediation costs are subject to many uncertainties, we are unable to determine the ultimate aggregate monetary liability. Future expenses are estimated to be within a range of $3,000,000 to $4,000,000, most of which is likely to be incurred in the next two years.

The Company has made claims under various insurance policies. Based upon current Oregon court decisions and advice from legal counsel, the Company believes it will recover a substantial portion of the past and future costs of investigation and remediation. Litigation has been initiated to enforce terms of these policies.

           QUARTERLY
           FINANCIAL
         INFORMATION
         (UNAUDITED)
(IN THOUSANDS EXCEPT
  PER SHARE FIGURES)


                                       1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
YEAR ENDED JANUARY 31, 1995
  Net sales                                $40,850        $45,500        $47,360        $49,655
  Gross profit before depreciation          14,795         16,220         17,045         16,875
  Net income                                 2,155          3,045          3,325          3,725
  Net income per share                     $   .18        $   .25        $   .28        $   .31

YEAR ENDED JANUARY 31, 1994
  Net sales                                $36,785        $36,315        $34,025        $34,200
  Gross profit before depreciation          12,815         13,075         11,920         11,685
  Income before cumulative
    effect of accounting change              1,745          1,845          1,235          1,040
  Net income (loss)                           (235)         1,845          1,235          1,040
  Income per share before
    cumulative effect of
    accounting change                      $   .15        $   .15        $   .10        $   .09
  Net income (loss) per share                 (.02)       $   .15        $   .10        $   .09

REPORT OF
INDEPENDENT
ACCOUNTANTS
TO THE
BOARD OF DIRECTORS
& SHAREHOLDERS OF
CASCADE CORPORATION

In our opinion, the consolidated financial statements appearing on pages 8 through 16 of this annual report present fairly, in all material respects, the financial position of Cascade Corporation and its subsidiaries at January 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
Price Waterhouse
Portland, Oregon
  March 17, 1995

As discussed in Notes 1 and 7 to the Consolidated Financial Statements, in 1993 the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.


16
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

- --------------------------------------------------------------------------------

INVESTOR INFORMATION

TRANSFER AGENT & REGISTRAR

     Chemical Trust Company of California
     50 California St., 10th Floor
     San Francisco, CA 94111
     (800) 647-4273

STOCK EXCHANGE LISTING

     The Company's stock is traded on the National Market System under the NASDAQ symbol CASC.

INVESTOR RELATIONS COUNSEL

     Gerald A. Parsons
     (503) 228-2909


STOCKHOLDER INFORMATION

Cascade Form 10-K Report to the Securities and Exchange Commission for 1994 is available to stockholders and others who request them.

To obtain copies, please write to Mr. Gerald M. Bitz, Vice President - Finance and Secretary, Cascade Corporation, 2020 S.W. 4th Avenue, Suite 600, Portland, Oregon 97201.


ANNUAL MEETING

The Annual Meeting of the Stockholders of Cascade Corporation will be held at the Red Lion Motor Inn, Portland Center, 310 S.W. Lincoln Street, Portland, Oregon on Tuesday, May 9, 1995.

A formal notice of the meeting, together with a proxy statement and proxy form, will be mailed to stockholders.


MARKET INFORMATION

The high and low sales prices of the common stock of Cascade Corporation as quoted on the NASDAQ during 1994 and 1993 were as follows:



                                     Year ended January 31
                                   1995                1994
                            -----------------   -----------------
                              HIGH       LOW      HIGH       LOW
                            -----------------   -----------------
Market price range
   First quarter            $ 11.13   $  8.88   $ 12.00   $  9.25
   Second quarter             11.50      9.75     12.13      9.50
   Third quarter              12.63     10.75     12.13      9.13
   Fourth quarter             12.50     10.50     10.50      8.88




COMMON STOCK DIVIDENDS
                                       Year ended January 31
                                        1995          1994
                                     ------------------------
   First quarter                      7.5 CENTS     7.5 CENTS
   Second quarter                     7.5           7.5
   Third quarter                      7.5           7.5
   Fourth quarter                    15.0           7.5
                                     ----------    ----------
                                     37.5 CENTS    30.0 CENTS
                                     ----------    ----------
                                     ----------    ----------

   In February 1995 the Company declared a 100% stock dividend.

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